CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Proposed maximum aggregate offering price	Amount of registration fee
Floating Rate Medium-Term Notes, Series B, due January 25, 2027	$200,000,000	$23,180.00

Rule 424(b)(2)

Registration No. 333-202281

Pricing Supplement dated January 18, 2017

(To Prospectus dated February 25, 2015 and Prospectus Supplement dated February 26, 2015)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP / ISIN: 89236TDS1 / US89236TDS15

Principal Amount (in Specified Currency): $200,000,000

Issue Price: 100.000%

Initial Trade Date: January 18, 2017

Original Issue Date: January 25, 2017

Stated Maturity Date: January 25, 2027

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on January 23, 2017 plus the Floating Rate Spread.

Interest Payment Dates: Each January 25, April 25, July 25, and October 25, beginning on April 25, 2017 and ending on the Stated Maturity Date

Net Proceeds to Issuer: $199,400,000

Agent:	Citigroup Global Markets Inc. (“Citigroup”)
Citigroup’s Discount or Commission: 0.300%
Citigroup’s Capacity:

☐ Agent

☒ Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:

☒ Regular Floating Rate Note

☐ Inverse Floating Rate Note:

Fixed Interest Rate:

☐ Floating Rate/Fixed Rate Note:

Fixed Interest Rate:

Fixed Rate Commencement Date:

☐ Other Floating Rate Note

(See attached Addendum)

Interest Rate Basis:

☐ CD Rate

☐ CMS Rate

☐ CMT Rate

☐ Commercial Paper Rate

☐ Eleventh District Cost of Funds Rate

☐ Federal Funds Rate

☐ Federal Funds OIS Compound Rate

☒ LIBOR

☐ Prime Rate

☐ Treasury Rate

☐ Other (see attached Addendum)

If CMS:

Designated CMS Maturity Index:

If CMT:

Designated CMT Maturity Index:

Designated CMT Reuters Page:

☐ T7051

☐ T7052

If LIBOR:

Designated LIBOR Page: Reuters

Index Currency: U.S. dollars

If CD Rate or LIBOR

Index Maturity: 3 month

Floating Rate Spread (+/-): +0.940%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: 0.000%

Initial Interest Reset Date: January 25, 2017

Interest Reset Dates: Each Interest Payment Date

Interest Rate Reset Period: Quarterly

Interest Rate Reset Cutoff Date: N/A

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:

☐ 30/360

☒ Actual/360

☐ Actual/Actual

Business Day Convention

☐ Following

☒ Modified Following, adjusted

Business Days: New York and London

Redemption: Not Applicable

Redemption Date(s):

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: Not Applicable

Specified Currency: U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $5,000,000 and $5,000,000 increments thereafter. The Notes cannot be divided into any denomination smaller than the Minimum Denomination.

If a Reopening Note, check ☐, and specify:

Initial Interest Accrual Date:

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about January 25, 2017.

ADDITIONAL TERMS OF THE NOTES

SETTLEMENT DATE

Toyota Motor Credit Corporation (“TMCC”) expects that delivery of the Floating Rate Medium-Term Notes, Series B, due January 25, 2027 (the “Notes”) will be made against payment therefor on the Original Issue Date, which will be the fifth Business Day following the Initial Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the Initial Trade Date will be required by virtue of the fact that the Notes initially will settle in five Business Days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

RISK FACTORS

Investing in the Notes involves a number of risks. See the risks described in “Risk Factors” beginning on page S-2 of the accompanying Prospectus Supplement and page 1 of the accompanying Prospectus and in the documents incorporated by reference into the accompanying Prospectus and those set forth below. Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

The ceiling on the number of investors may impact the liquidity of the Notes. The Notes will be issued in minimum denominations of $5,000,000 and integral multiples of $5,000,000 in excess thereof and, therefore, the Notes can only be held by 40 or less investors. This ceiling on the number of investors may impact the liquidity of the Notes. You should not assume that there will be any secondary market for the Notes or, if there is a market, that it will be liquid. In evaluating the Notes, you should assume that you will be holding the Notes until their maturity.

SELLING RESTRICTIONS

Japan

No filing has been made or will be made pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No.25 of 1948, as amended) (the “FIEL”) because the offering of the Notes is made pursuant to the private placement exemption provided for in Article 2, paragraph 3, item 2 (ha) or Article 2, paragraph 4, item 2 (ha) of the FIEL. The Notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to the such private placement exemption and otherwise in compliance with the FIEL and other relevant laws and regulations. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan. The Notes will be issued in the form of a fully registered global note (the “Global Note”). The total number of beneficial interests in the Global Note are 40 or less and the Global Note and beneficial interests in the Global Note cannot be divided into any denomination smaller than the minimum denomination of the Notes, which is $5,000,000.

UNITED STATES FEDERAL TAXATION

As discussed in the section of the accompanying Prospectus Supplement entitled “United States Federal Taxation,” withholding under legislation commonly referred to as “FATCA” (if applicable) will generally apply to amounts treated as interest paid with respect to the Notes and to the payment of gross proceeds of a disposition (including a retirement) of the Notes. However, pursuant to an Internal Revenue Service notice, withholding under “FATCA” will apply to payments of gross proceeds (other than amounts treated as interest) only with respect to dispositions after December 31, 2018. You should consult your tax adviser regarding the potential application of “FATCA” to the Notes.

For other U.S. federal income tax consequences of owning and disposing of the Notes, please see the section of the accompanying Prospectus Supplement entitled “United States Federal Taxation.”

LEGAL MATTERS

In the opinion of the General Counsel of TMCC, when the Notes offered by this pricing supplement and related prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (“DBTCA”), formerly known as Bankers Trust Company, as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated February 25, 2015 and filed as Exhibit 5.1 to TMCC’s Registration Statement on Form S-3 (File No. 333-202281) filed with the Securities and Exchange Commission on February 25, 2015.